Exhibit 99.2

NYSE

July 9, 2002

Mr. Fredric D. Rosen
Chairman & Chief Executive Officer
Key3Media Group, Inc.
5700 Wilshire Boulevard
Suite 325
Los Angeles, CA 90036

Dear Fred:

Following up on our letter of June 12, 2002 and related telephone conversation, the New York Stock Exchange, Inc. (“NYSE”) continued listing standards are as follows:

•	Total market capitalization of not less than $50 million over a 30 trading day period and stockholders’ equity of not less than $50 million,

•	Total market capitalization of not less than $15 million over a 30 trading day period,

•	Average closing price of a security of not less than $1.00 over a consecutive 30 trading day period.

A Company is considered “below criteria” by the NYSE if it triggers any one of the above three standards.

A review of the current financial condition of Key3Media Group, Inc. (the “Company”) shows that it is now “below criteria” for: average closing price of a security is less than $1.00 over a consecutive 30 trading day period. The Company’s average share price for the 30 trading days ended July 8, 2002 was $0.63.

Accordingly, this letter is official notice by the NYSE of this non-compliance and, as such, the Company is now subject to the procedures as outlined in the attached rules. We have attached for your convenience the applicable rules set forth in Sections 801 and 802 of the NYSE Listed Company Manual, the complete text of which is available at www.nyse.com.

The Company must bring its share price and average share price back above $1.00 by six months following receipt of the notification. Since this is the only quantitative criteria that the Company has triggered, the procedures outlined in Paras. 802.02 and 802.03 do not apply. The Company must, however, notify the Exchange, within 10 business days of receipt of the notification, of its intent to cure this deficiency or be subject to suspension and delisting procedures. In addition, the Company has 45 days from receipt of the notification to issue a press release disclosing the fact that it has fallen below the continued listing standards of the Exchange. If the Company fails to issue this press release during the allotted 45 days, the Exchange will issue the requisite press release.

In the event that at the expiration of the six month cure period, both a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained, the Exchange will commence suspension and delisting procedures. Notwithstanding the foregoing, if the Company determines that, if necessary, it will cure the price condition by taking an action that will require approval of its shareholders, it must so inform the Exchange in the above referenced notification, must obtain shareholder approval by no later than its next annual meeting, and must implement the action promptly thereafter. The price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days.

Furthermore, as previously discussed, the Company’s share price has recently traded as low as $0.29, which is level that may be viewed as “abnormally low”. Sustained trading at current levels with no noticeable price improvement may require the NYSE to make more immediate qualitative listing assessments.

Accordingly, we will continue to review events at the Company in the near term and request that you be proactive in your discussions with the NYSE regarding any developments that may occur. More specifically, we would appreciate if you could provide formal information regarding the Company’s operating plan in order to facilitate our ongoing continued listing assessment of the Company’s share price non-compliance.

Thank you for your attention to this matter. Please contact me within ten days of receipt of this letter as to your intentions. If we can be of any further assistance, please contact me at (212) 656-5142 or Tanya Magnus at (212) 656-5391.

Sincerely,

/s/ Stacy Dwyer

c:Stacy Dwyer, NYSE

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